Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Robert M. Garst, Chief Executive Officer
717-957-2196

RIVERVIEW FINANCIAL CORPORATION ANNOUNCES

ITS FOURTH QUARTER CASH DIVIDEND

HALIFAX, PA, November 21, 2013 — Riverview Financial Corporation (“Riverview”) (OTCQB: RIVE) announced that on November 20, 2013 its Board of Directors declared the payment of a regular cash dividend of $0.08 per share plus a special cash dividend of $0.095 per share for a total fourth quarter 2013 cash dividend of $0.175 per share of common stock. This represents an increase over the $0.17 per share cash dividend paid during the fourth quarter of 2012. The dividend is payable on December 30, 2013 to all shareholders of record as of December 5, 2013.

Robert M. Garst, Chief Executive Officer stated, “I am pleased to announce the payment of our fourth quarter cash dividend, which is 2.9% higher than the cash dividend that was paid for the fourth quarter of 2012. The payment of this dividend is consistent with our commitment of providing our shareholders with a competitive return on their investment, while maintaining our standing as a well-capitalized financial institution.

Effective November 1, 2013, Riverview completed its consolidation with Union Bancorp, Inc. into a newly formed company that will operate under the name of Riverview Financial Corporation. Riverview, on a proforma basis, has consolidated assets of $440 million, and is the bank holding company for its wholly owned subsidiary, Riverview Bank, which serves the communities of Berks, Cumberland, Dauphin, Northumberland, Perry and Schuylkill Counties.

This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that anticipated cost savings may not be realized, estimated synergies may not occur, increased demand or prices for the corporation’s financial services and products may not occur, changing economic and competitive conditions, technological developments and other risks and uncertainties. Such risks, uncertainties and other factors that could cause actual results and experience to differ from those projected include, but are not limited to, the following: ineffectiveness of their business strategy due to changes in current or future market conditions; the effects of competition, and of changes in laws and regulations on competition, including industry consolidation and development of competing financial products and services; interest rate movements; inability to achieve merger-related synergies; difficulties in integrating distinct business operations, including information technology difficulties; disruption from the transaction making it more difficult to maintain relationships with customers and employees, and challenges in establishing and maintaining operations in new markets; volatilities in the securities markets; and deteriorating economic conditions.